UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

A.C. Moore Arts & Crafts, Inc.
 (Exact name of registrant as specified in its charter)

Pennsylvania	000-23157	22-3527763
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 A.C. Moore Drive, Berlin, NJ	08009
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 768-4930

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2009, A.C. Moore Arts & Crafts, Inc. (the “Company”) entered into an employment letter (the “letter agreement”) with David Stern to serve as the Company’s Executive Vice President and Chief Financial Officer. His start date with the Company is June 8, 2009. The material terms of the letter agreement with Mr. Stern are described below.

Mr. Stern, 42, has served as Divisional Vice President, Financial Planning and Analysis of Coldwater Creek Inc., the Nasdaq-traded specialty retailer, since October 2008. He joined Coldwater Creek as its Divisional Vice President, Corporate Controller in June 2007. From May 2000 through June 2007, Mr. Stern served as Chief Financial Officer of Petro Services, Inc., a $500 million privately held convenience store retailer with approximately 150 locations.

Pursuant to the letter agreement, Mr. Stern will receive a base salary of $275,000 per year. On the start date, Mr. Stern will receive a cash sign-on lump sum retention bonus of $75,000 (the “sign-on bonus”). Mr. Stern will earn one-twenty fourth of the sign-on bonus for each month after receipt that he remains employed by the Company. If the Company terminates his employment for cause (as defined in the letter agreement), Mr. Stern must repay the unearned portions of the sign-on bonus. If Mr. Stern terminates his employment for good reason (as defined in the letter agreement), he will be deemed to have earned one-hundred percent of the sign-on bonus. On his start date, Mr. Stern will be granted 35,000 shares of performance accelerated restricted stock and 26,000 stock-settled stock appreciation rights under the Company’s 2007 Stock Incentive Plan.

If A.C. Moore terminates his employment without cause, Mr. Stern is entitled to receive base salary and insurance benefits through the sixth-month anniversary of the termination date plus pro rata bonus (as defined in the letter agreement). In the event Mr. Stern remains unemployed after six months from his termination date, he will receive an additional month of severance and insurance benefits for each month he remains unemployed, up to a maximum of six additional months. Mr. Stern is required to actively seek employment after the termination date in order to receive the additional monthly severance.

The letter agreement provides for an automatic one-year term from the date of a change of control (as defined in the letter agreement), during which Mr. Stern is guaranteed a base salary equal to 12 times his highest monthly base salary during the 12 months preceding the change of control, as well as an annual cash bonus at least equal to the amount received for the last full calendar year. If A.C. Moore terminates his employment other than for cause, death or disability or Mr. Stern terminates for good reason, Mr. Stern is entitled to receive a lump sum cash payment equal to the aggregate of base salary through the date of termination, pro rata bonus and twelve months of base salary. Mr. Stern will also receive insurance benefits during this period. For termination due to death or disability, he or his estate will receive a cash lump sum payment equal to the aggregate of his base salary through the date of death or disability and his pro rata bonus. If A.C. Moore terminates for cause or Mr. Stern terminates without good reason following a change of control, he is entitled to base salary through the date of termination. The letter agreement provides that Mr. Stern’s options, stock appreciation rights and restricted stock vest immediately upon a change of control. If Mr. Stern’s employment is terminated without cause following a change in control, he will have until the earlier of the original option or stock appreciation right term or 18 months after the termination date to exercise the options or stock appreciation rights.

Mr. Stern’ letter agreement contains restrictive covenants relating to confidentiality, non-competition and non-solicitation. The non-competition and non-solicitation prohibition is for 12 months following the termination of his employment.

Item 7.01 Regulation FD Disclosure.

On May 18, 2009, the Company issued the press release announcing Mr. Stern’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 18, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.C. MOORE ARTS & CRAFTS, INC.

Date: May 18, 2009	By: /s/ Amy Rhoades
Name: Amy Rhoades
Title: Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated May 18, 2009.